Exhibit 99.2

Dunkin’ Brands Announces Third Quarter Cash Dividend

CANTON, Mass. (July 24, 2014) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has declared a quarterly cash dividend to shareholders. The dividend of $0.23 per share of common stock, is payable on September 3, 2014 to shareholders of record at the close of business on August 25, 2014.

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About Dunkin' Brands Group, Inc.

With more than 18,000 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2013,  Dunkin' Brands nearly 100 percent franchised business model included nearly 11,000 Dunkin' Donuts restaurants and 7,300 Baskin-Robbins restaurants, which are primarily owned and operated by approximately 2,000 franchisees, licensees and joint venture partners. For the full-year 2013, the company had franchisee-reported sales of approximately $9.3 billion.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200